Exhibit 99.1

Contacts:	UInvestors/Analysts
Tiffany Louder
Alliance Data
214-494-3048
Tiffany.Louder@AllianceData.com

UMedia
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@AllianceData.com

Alliance Data Reports Full-Year 2016 Results

•	Revenue Increases 11 Percent to $7.1 Billion
•	EPS Decreases 17 Percent to $7.34
o	Both Were Reduced by $242 Million Charge Due to Expiry Cancellation
•	Core EPS Increases 12 Percent to $16.92
•	Quarterly Dividend Declared

Dallas, TX, January 26, 2017 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the year ended December 31, 2016.

SUMMARY	Quarter Ended December 31,			Year Ended December 31,
(in millions, except per share amounts)	2016	2015	% Change	2016	2015	% Change
Revenue	$1,828	$1,749	+4%	$7,138	$6,440	+11%
Net income	$11	$180	-94%	$518	$605	-15%
Net income attributable to Alliance Data stockholders per diluted share ("EPS") (a)	$0.18	$2.35	-92%	$7.34	$8.85	-17%
Diluted shares outstanding	57.9	61.5	-6%	58.9	62.3	-5%
*******************************
Supplemental Non-GAAP Metrics (b):
Adjusted EBITDA	$566	$507	+12%	$2,096	$1,910	+10%
Adjusted EBITDA, net of funding costs and non- controlling interest ("adjusted EBITDA, net") (a)	$507	$453	+12%	$1,880	$1,728	+9%
Core earnings attributable to Alliance Data stockholders per diluted share ("core EPS") (a)	$4.67	$4.13	+13%	$16.92	$15.05	+12%

(a)	Profitability measures shown above are net of amounts attributable to the minority interest in Netherlands-based BrandLoyalty, referred to as 'non-controlling interest.'
(b)	See "Financial Measures" below for a discussion of non-GAAP financial measures.

Alliance Data Systems Corporation
January 26, 2017

Ed Heffernan, president and chief executive officer of Alliance Data, commented, "Excluding the one-time charge associated with a newly enacted provincial law in Canada, we posted a solid year with both revenue and core EPS increasing double-digits primarily driven by our BrandLoyalty and Card Services businesses.
"We were surprised and disappointed with the enactment of new legislation in Ontario that now prohibits the time-based expiration of reward points associated with all loyalty programs. The cancellation of our 5-year expiration policy necessitated a change in our breakage estimate, creating a one-time charge recorded as a reduction of revenue in the fourth quarter of 2016. Going forward, we will need to rework the AIR MILES® Reward Program to replace the lost economics while maintaining a viable value proposition for collectors engaged in the program.
"Epsilon® fell short of revenue and EBITDA expectations for 2016 despite robust growth in the CRM and Auto product offerings. Our strategy for addressing the shortfall is two-fold. First, reduce Epsilon's cost structure - that is largely complete with our India operation up and operating at scale - and second, standardize our platform product offerings in order to reduce time to market.
"Our biggest success in 2016 was the ability to grow core EPS double-digits despite a 12 point drag on growth from credit normalization. We remain on-track for solid growth again in 2017, and expect to complete the credit normalization process towards the end of the year."
Heffernan continued, "Consistent with our announcement in October 2016 of our intention to offer a balanced approach to return capital to shareholders through a combination of dividends and share repurchases, our board of directors today declared our second quarterly dividend of $0.52 with a record date of February 15."
FULL-YEAR CONSOLIDATED RESULTS
Revenue increased 11 percent to $7.14 billion and EPS decreased 17 percent to $7.34 for 2016. Excluding the $242 million charge from the breakage reset due to the elimination of time-based expiration of AIR MILES® reward miles ("Expiry Reset") from the fourth quarter of 2016 and $0.65 in regulatory settlement charges from the third quarter of 2015, revenue increased 15 percent to $7.38 billion and EPS increased 10 percent to $10.47. Adjusted EBITDA, net increased 9 percent to $1.88 billion, while Core EPS increased 12 percent to $16.92 for 2016. Foreign exchange translation rates had less than a one percent negative impact on revenue and adjusted EBITDA for 2016.
FOURTH-QUARTER CONSOLIDATED RESULTS
Revenue increased 4 percent to $1.83 billion and EPS decreased 92 percent to $0.18 for 2016. Excluding the previously mentioned Expiry Reset, revenue increased 18 percent to $2.07 billion and EPS increased 41 percent to $3.31. Adjusted EBITDA, net increased 12 percent to $507 million, while core EPS increased 13 percent to $4.67 for the fourth quarter of 2016.

Alliance Data Systems Corporation
January 26, 2017

FOURTH-QUARTER SEGMENT REVIEW
LoyaltyOne®: Revenue decreased 32 percent to $247 million for the fourth quarter of 2016. Excluding the Expiry Reset, revenue increased 34 percent to $489 million driven by strong redemption growth. Adjusted EBITDA decreased 14 percent to $74 million for the fourth quarter of 2016.
AIR MILES revenue prior to the Expiry Reset increased 65 percent to $283 million as collector redemption activity intensified ahead of the year-end expiration date. Redemptions for the fourth quarter of 2016 exceeded expectations, necessitating a reduction in the breakage rate estimate, or those AIR MILES reward miles not expected to be redeemed, from 26 percent to 24.5 percent. In addition, the five-year expiry policy implemented December 31, 2011 was cancelled December 1, 2016 as a result of the anticipated passage of Bill 47 by the Legislative Assembly of the Province of Ontario prohibiting the expiration of rewards points due to the passage of time alone. The elimination of time-based expiry further reduced the breakage rate estimate from 24.5 percent to 20 percent, prompting a one-time charge of $242 million.
BrandLoyalty revenue increased 9 percent on a constant currency basis. Its North American expansion efforts continue to progress. In Canada, revenue increased 60 percent to CAD $45 million for 2016. Additionally, the number of programs executed during 2016 increased to 7, including 5 in Canada and the initial 2 in the U.S.
Epsilon: Revenue decreased 1 percent to $600 million, while adjusted EBITDA increased 3 percent to $162 million for the fourth quarter of 2016. Adjusted EBITDA for the fourth quarter of 2016 benefitted from a 5 percent reduction in human capital costs as duplicative payroll costs resulting from the ramp up of the new India office were eliminated.
Core product offerings revenue (Auto, Technology, Data, Affiliate, CRM, Agency) increased 2 percent to $557 million. Strength in Auto and CRM were the primary contributors to the growth. Non-core offerings revenue (CNVR Agency) decreased 28 percent to 43 million - a 3 percent drag on growth for the fourth quarter of 2016.
The strategy to drive revenue growth in 2017 is multifaceted. First, offer nextgen products including a cloud-based, quick-launch database platform for mid-market. Second, link the ad-tech platforms to CRM's digital data and unique media reach. Third, revitalize sales/client services to aggressively sell technology platforms. Last, leverage the advantage of a services-rich offering.

Alliance Data Systems Corporation
January 26, 2017

Card Services: Revenue increased 26 percent to $988 million and adjusted EBITDA, net increased 21 percent to $299 million for the fourth quarter of 2015.
Gross yields were 25.1 percent for the fourth quarter of 2016, up approximately 10 basis points from the prior comparable period. Operating expenses increased 17 percent to $341 million, or 8.7 percent of average receivables, down 60 basis points compared to the fourth quarter of 2015. The loan loss provision increased 40 percent to $290 million for the fourth quarter of 2016, driven by strong growth in average card receivables and higher principal loss rates. Portfolio funding costs were $59 million for the fourth quarter of 2016, or 1.5 percent of average credit card receivables, up 15 basis points from the fourth quarter of 2015.
Credit sales increased 16 percent to $9.0 billion for the fourth quarter of 2016, bolstered by a 110 basis point increase in tender share. Average credit card receivables, excluding amounts reclassified as assets held for sale, increased 22 percent to $15.3 billion compared to the fourth quarter of 2015, while net principal loss rates for the fourth quarter of 2016 were 5.5 percent, up 80 basis points from last year, primarily due to account seasoning. The delinquency rate was 4.8 percent at December 31, 2016, up 60 basis points from the same time last year.
2017 Guidance
Annual guidance is for revenue of $7.7 billion and core EPS of $18.50.
Financial Measures
In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs and non-controlling interest, core earnings and core earnings per diluted share (core EPS). Constant currency excludes the impact of fluctuations in foreign exchange rates. The Company calculates constant currency by converting our current period local currency financial results using the prior period exchange rates. The Company uses adjusted EBITDA and adjusted EBITDA, net as an integral part of internal reporting to measure the performance and operational strength of reportable segments and to evaluate the performance of senior management. Adjusted EBITDA eliminates the uneven effect across all reportable segments of non-cash depreciation of tangible assets and amortization of intangible assets, including certain intangible assets that were recognized in business combinations, and the non-cash effect of stock compensation expense. Similarly, core earnings and core EPS eliminate non-cash or non-operating items, including, but not limited to, stock compensation expense, amortization of purchased intangibles, amortization of debt issuance costs, mark-to-market gains or losses on interest rate derivatives, changes to the expiry policy and regulatory settlements. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors regarding the Company's performance and overall results of operations. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules, which are posted as part of this earnings release in both the News and Investors sections on the Company's website (www.alliancedata.com). The financial measures presented are consistent with the Company's historical financial reporting practices. Core earnings and core EPS represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Alliance Data Systems Corporation
January 26, 2017

Conference Call
Alliance Data will host a conference call on Thursday, January 26, 2017 at 8:30 a.m. (Eastern Time) to discuss the Company's fourth-quarter and full year 2016 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company's website.
If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter "7949792". The replay will be available at approximately 11:45 a.m. (Eastern Time) on Thursday, January 26, 2017.
About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 16,000 associates at approximately 100 locations worldwide.
Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Alliance Data Systems Corporation
January 26, 2017

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  Examples of forward-looking statements include, but are not limited to, statements we make regarding our expected operating results, future economic conditions including currency exchange rates, future dividend declarations and the guidance we give with respect to our anticipated financial performance.
We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.
Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Alliance Data Systems Corporation
January 26, 2017

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue	$1,827.6	$1,748.9	$7,138.1	$6,439.7
Operating expenses:
Cost of operations	1,231.1	1,053.5	4,420.0	3,952.9
Provision for loan loss	289.5	206.3	940.5	668.2
Depreciation and amortization	127.4	124.9	512.1	492.1
Regulatory settlement	—	—	—	64.6
Total operating expenses	1,648.0	1,384.7	5,872.6	5,177.8
Operating income	179.6	364.2	1,265.5	1,261.9
Interest expense, net:
Securitization funding costs	34.1	25.6	125.6	97.1
Interest expense on deposits	24.7	16.5	84.7	53.6
Interest expense on long-term and other debt, net	58.9	47.3	218.2	179.5
Total interest expense, net	117.7	89.4	428.5	330.2
Income before income tax	$61.9	$274.8	$837.0	$931.7
Income tax expense	51.4	94.6	319.4	326.3
Net income	$10.5	$180.2	$517.6	$605.4
Less: Net income attributable to non-controlling interest	—	6.0	1.8	8.9
Net income attributable to common stockholders	$10.5	$174.2	$515.8	$596.5

Per share data:

Numerator
Net income attributable to common stockholders	$10.5	$174.2	$515.8	$596.5
Less: Accretion of redeemable non-controlling interest	—	29.8	83.5	45.0
Net income attributable to common stockholders after accretion of redeemable non-controlling interest	$10.5	$144.4	$432.3	$551.5

Denominator
Weighted average shares outstanding – basic	57.6	61.1	58.6	61.9
Weighted average shares outstanding – diluted	57.9	61.5	58.9	62.3

Basic – Net income attributable to common stockholders	$0.18	$2.36	$7.37	$8.91
Diluted – Net income attributable to common stockholders	$0.18	$2.35	$7.34	$8.85

Alliance Data Systems Corporation
January 26, 2017

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2016	December 31, 2015 (1)

Assets
Cash and cash equivalents	$1,859.2	$1,168.0
Credit card and loan receivables:
Credit card and loan receivables	16,543.9	13,799.5
Allowance for loan loss	(948.0)	(741.6)
Credit card and loan receivables, net	15,595.9	13,057.9
Credit card and loan receivables held for sale	417.3	95.5
Redemption settlement assets, restricted	324.4	456.6
Intangible assets, net	1,003.3	1,203.7
Goodwill	3,800.7	3,814.1
Other assets	2,513.3	2,554.1
Total assets	$25,514.1	$22,349.9

Liabilities and Equity
Deferred revenue	$931.5	$844.9
Deposits	8,391.9	5,605.9
Non-recourse borrowings of consolidated securitization entities	6,955.4	6,482.7
Long-term and other debt	5,601.4	5,017.4
Other liabilities	1,975.7	2,221.6
Total liabilities	23,855.9	20,172.5
Redeemable non-controlling interest	—	167.4
Stockholders' equity	1,658.2	2,010.0
Total liabilities and equity	$25,514.1	$22,349.9

(1)	Adjusted to reflect the adoption of Accounting Standards Update ("ASU") 2015-03, "Simplifying the Presentation of Debt Issuance Costs."

Alliance Data Systems Corporation
January 26, 2017

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2016	2015

Cash Flows from Operating Activities:
Net income	$517.6	$605.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	512.1	492.1
Deferred income taxes	(30.8)	(121.3)
Provision for loan loss	940.5	668.2
Non-cash stock compensation	76.5	91.3
Amortization of deferred financing costs	34.7	31.5
Impact of expiry	241.7	—
Change in operating assets and liabilities	(343.6)	(106.2)
Originations of loan receivables held for sale	(7,366.3)	(6,579.9)
Sales of loan receivables held for sale	7,362.8	6,567.1
Other	143.2	57.6
Net cash provided by operating activities	2,088.4	1,705.8

Cash Flows from Investing Activities:
Change in redemption settlement assets	148.7	(22.4)
Change in credit card and loan receivables	(3,505.4)	(2,872.0)
Purchase of credit card portfolios	(1,008.1)	(243.2)
Sale of credit card portfolios	486.0	26.9
Capital expenditures	(207.0)	(191.7)
Payment for acquired businesses, net of cash acquired	—	(45.4)
Other	22.8	(14.8)
Net cash used in investing activities	(4,063.0)	(3,362.6)

Cash Flows from Financing Activities:
Borrowings under debt agreements	3,823.7	3,087.4
Repayments of borrowings	(3,222.8)	(2,228.3)
Issuances of deposits	4,866.8	3,252.2
Repayments of deposits	(2,076.9)	(2,403.4)
Non-recourse borrowings of consolidated securitization entities	4,404.4	4,675.0
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(3,930.0)	(3,373.8)
Payment of acquisition-related contingent consideration	—	(205.9)
Acquisition of non-controlling interest	(360.7)	(87.4)
Purchase of treasury shares	(798.8)	(951.6)
Dividends paid	(30.0)	—
Other	(12.3)	8.7
Net cash provided by financing activities	2,663.4	1,772.9

Effect of exchange rate changes on cash and cash equivalents	2.4	(25.3)
Change in cash and cash equivalents	691.2	90.8
Cash and cash equivalents at beginning of period	1,168.0	1,077.2
Cash and cash equivalents at end of period	$1,859.2	$1,168.0

Alliance Data Systems Corporation
January 26, 2017

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	Change	2016	2015	Change
Segment Revenue:
LoyaltyOne	$247.2	$363.9	(32)%	$1,337.9	$1,352.6	(1)%
Epsilon	599.9	608.2	(1)	2,155.2	2,140.7	1
Card Services	987.9	785.3	26	3,675.0	2,974.4	24
Corporate/Other	0.1	—	nm*	0.3	0.3	nm*
Intersegment Eliminations	(7.5)	(8.5)	nm*	(30.3)	(28.3)	nm*
Total	$1,827.6	$1,748.9	4%	$7,138.1	$6,439.7	11%

Segment Adjusted EBITDA, net:
LoyaltyOne	$73.6	$73.3	—%	$308.9	$270.6	14%
Epsilon	162.0	157.1	3	480.2	508.4	(6)
Card Services	298.5	246.3	21	1,213.3	1,068.7	14
Corporate/Other	(27.1)	(24.2)	12	(122.4)	(119.4)	3
Total	$507.0	$452.5	12%	$1,880.0	$1,728.3	9%

Key Performance Indicators:
Credit card statements generated	75.2	64.3	17%	279.4	242.3	15%
Credit sales	$9,008.7	$7,767.3	16%	$29,271.3	$24,736.1	18%
Average receivables	$15,306.0	$12,545.4	22%	$14,085.8	$11,364.6	24%
AIR MILES reward miles issued	1,622.1	1,676.3	(3)%	5,772.3	5,743.1	1%
AIR MILES reward miles redeemed	2,704.3	990.2	173%	7,071.6	4,406.3	60%

* nm-not meaningful

Alliance Data Systems Corporation
January 26, 2017

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Adjusted EBITDA and Adjusted EBITDA, net:
Net income	$10.5	$180.2	$517.6	$605.4
Income tax expense	51.4	94.6	319.4	326.3
Total interest expense, net	117.7	89.4	428.5	330.2
Depreciation and other amortization	43.5	37.0	167.1	142.0
Amortization of purchased intangibles	83.9	87.9	345.0	350.1
Stock compensation expense	17.1	18.0	76.5	91.3
Impact of expiry (1)	241.7	—	241.7	—
Regulatory settlement	—	—	—	64.6
Adjusted EBITDA	$565.8	$507.1	$2,095.8	$1,909.9
Less: Funding costs (2)	58.8	42.1	210.3	150.7
Less: Adjusted EBITDA attributable to non-controlling interest	—	12.5	5.5	30.9
Adjusted EBITDA, net of funding costs and non-controlling interest	$507.0	$452.5	$1,880.0	$1,728.3

Core Earnings:
Net income	$10.5	$180.2	$517.6	$605.4
Add back: non-cash/ non-operating items:
Stock compensation expense	17.1	18.0	76.5	91.3
Amortization of purchased intangibles	83.9	87.9	345.0	350.1
Non-cash interest expense (3)	6.8	6.0	25.6	23.9
Impact of expiry (1)	241.7	—	241.7	—
Regulatory settlement	—	—	—	64.6
Income tax effect (4)	(89.5)	(29.0)	(206.4)	(176.0)
Core earnings	270.5	263.1	1,000.0	959.3
Less: Core earnings attributable to non-controlling interest	—	9.2	4.0	21.9
Core earnings attributable to common stockholders	$270.5	$253.9	$996.0	$937.4

Weighted average shares outstanding – diluted	57.9	61.5	58.9	62.3
Core earnings attributable to common stockholders per share - diluted	$4.67	$4.13	$16.92	$15.05

(1)	Represents the impact of the cancellation of the AIR MILES® Reward Program's five-year expiry policy on December 1, 2016.
(2)	Represents interest expense on deposits and securitization funding costs.
(3)	Represents amortization of debt issuance costs and mark-to-market gains or losses on interest rate derivatives.
(4)
Represents the tax effect for the related non-GAAP measure adjustments using the effective tax rate for each respective period. For the three months and year ended December 31, 2016, the effective tax rate was adjusted for the impact of expiry.

Alliance Data Systems Corporation
January 26, 2017

	Three Months Ended December 31, 2016
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$(191.6)	$76.7	$328.2	$(33.7)	$179.6
Depreciation and amortization	21.1	78.6	25.7	2.0	127.4
Stock compensation expense	2.4	6.7	3.4	4.6	17.1
Impact of expiry	241.7	—	—	—	241.7
Adjusted EBITDA	73.6	162.0	357.3	(27.1)	565.8
Less: Funding costs	—	—	58.8	—	58.8
Less: Adjusted EBITDA attributable to non‑controlling interest	—	—	—	—	—
Adjusted EBITDA, net	$73.6	$162.0	$298.5	$(27.1)	$507.0

	Three Months Ended December 31, 2015
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$62.3	$65.3	$265.6	$(29.0)	$364.2
Depreciation and amortization	20.8	82.5	18.9	2.7	124.9
Stock compensation expense	2.7	9.3	3.9	2.1	18.0
Adjusted EBITDA	85.8	157.1	288.4	(24.2)	507.1
Less: Funding costs	—	—	42.1	—	42.1
Less: Adjusted EBITDA attributable to non‑controlling interest	12.5	—	—	—	12.5
Adjusted EBITDA, net	$73.3	$157.1	$246.3	$(24.2)	$452.5

	Year Ended December 31, 2016
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$(24.0)	$123.2	$1,318.3	$(152.0)	$1,265.5
Depreciation and amortization	86.6	325.2	91.2	9.1	512.1
Stock compensation expense	10.1	31.8	14.1	20.5	76.5
Impact of expiry	241.7	—	—	—	241.7
Adjusted EBITDA	314.4	480.2	1,423.6	(122.4)	2,095.8
Less: Funding costs	—	—	210.3	—	210.3
Less: Adjusted EBITDA attributable to non‑controlling interest	5.5	—	—	—	5.5
Adjusted EBITDA, net	$308.9	$480.2	$1,213.3	$(122.4)	$1,880.0

	Year Ended December 31, 2015
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$208.2	$134.9	$1,066.6	$(147.8)	$1,261.9
Depreciation and amortization	82.5	327.0	73.0	9.6	492.1
Stock compensation expense	10.8	46.5	15.2	18.8	91.3
Regulatory settlement	—	—	64.6	—	64.6
Adjusted EBITDA	301.5	508.4	1,219.4	(119.4)	1,909.9
Less: Funding costs	—	—	150.7	—	150.7
Less: Adjusted EBITDA attributable to non‑controlling interest	30.9	—	—	—	30.9
Adjusted EBITDA, net	$270.6	$508.4	$1,068.7	$(119.4)	$1,728.3